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                                  UNITED STATES
                             SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

COMMISSION FILE NUMBER :

                                JMI TELECOM CORP.
             (Exact name of registrant as specified in its charter)

               6000 Fairview Rd, Charlotte, North Carolina, 28210

                                 1-800 533-6131
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                  COMMON STOCK
            (Title of each class of securities covered by this Form)

                                     Common
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designates the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  |X|
Rule 12h-3(b)(1)(i)  |_|
Rule 12g-4(a)(1)(ii) |_|
Rule 12h-3(b)(1)(ii) |_|
Rule 12g-4(a)(2)(i)  |_|
Rule 12h-3(b)(2)(i)  |_|
Rule 12g-4(a)(2)(ii) |_|
Rule 12h-3(b)(2)(ii) |_|

Approximate number of holders of record as of the certification or notice date:
366.

Pursuant to the requirements of the Securities Exchange Act of 1934 JMI TELECOM Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: AUGUST 24TH, 2007                           BY: /S/ KYLE FREEMAN, DIRECTOR